CERTAIN INFORMATION INDICATED BY [* * *] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

Exhibit 10.1

AMENDED AND RESTATED SUPPLY AGREEMENT
WEBTEC CONVERTING, LLC

        The parties to this Agreement are CNS, Inc., (“CNS”), a Delaware Corporation, headquartered in Eden Prairie, MN and WEBTEC CONVERTING, LLC, (“WEBTEC”) a Tennessee limited liability company, with its headquarters in Knoxville, TN. The parties have in the past concluded a supply agreement for the Breathe Right® nasal strips marketed and sold by CNS (the “Product” or “Products,” as the case may be, as further defined below). The parties later amended and extended that agreement; on the basis of the promises set forth below, and intending to be legally bound, the parties hereby enter into this Agreement to amend and restate in its entirety such previous agreement, including its amendment.

1.	Term.

The term of this Agreement begins on the date the last party signs this Agreement (the “Effective Date”) and will continue for five (5) years. This Agreement supersedes any prior agreements. Both parties, at the end of the five (5) years, agree to act in good faith to renegotiate pricing and extend the Agreement for two more years. If agreement on pricing cannot be reached then the Agreement will terminate at the end of the initial five (5) year term.

2.	Exclusivity.

WEBTEC will not supply finished external nasal dilators or components for use in the manufacture of external nasal dilators to any third party(s) other than CNS or its designee for the duration of this Agreement and for a period of three (3) years thereafter. This exclusivity is deemed necessary by the parties to protect CNS’s confidential information and other proprietary rights.

3.	Products; Specifications and Related Price Changes.

3.1.

Products. The products covered by this Agreement (the “Products”) are (a) those being manufactured by WEBTEC at the time this Agreement is executed by the parties, including any changes to those items required or requested by CNS as provided herein; and (b) any other products or items that the parties add to this Agreement by explicit written amendment or agreement signed by both parties.

3.2.

Revision of Specifications. CNS has the right to revise Product specifications at any time and provide such amended specifications to WEBTEC. After only a commercially reasonable period for implementing changes, WEBTEC will manufacture Products to the most current revision level of the specifications provided by CNS and accepted by WEBTEC, which acceptance shall not be unreasonably withheld. A certificate of conformance shall accompany each shipment, confirming that the Product was produced to the most current revision level. Price changes will occur at the time of implementation of the changes.

3.3.

Planned Price Reductions Separate. Price changes according to this Section 3 are separate from and will have no effect on price changes provided for elsewhere in this agreement. WEBTEC in its notice to CNS of cost increases or decreases will also notify CNS of the time required to make the change, and upon CNS’s request the parties will confer on possible methods of shortening the required time.

3.4.

WEBTEC-Initiated Changes That Terminate This Agreement. If WEBTEC brings to CNS a change of design, concept, or material, or other proposed modification of the Products that is substantially different (as determined in the sole discretion of CNS) from the attributes of the Products at the time when WEBTEC presents the modification, CNS will give WEBTEC a right of first refusal to manufacture the Products as changed, at prices at least as favorable to CNS as other suppliers’ prices. If WEBTEC cannot, or does not, accept the right of first refusal within a reasonable time period not to exceed one (1) month from when CNS first gives notice of the right of first refusal, CNS may find an alternative manufacturer of the Product(s) as changed and will give WEBTEC twelve (12) months’ notice of termination of its manufacture of the Product(s) as previously configured. CNS and WEBTEC will negotiate in good faith a fair and equitable agreement of licensing, royalty, or other compensation with respect to the proposed product. If WEBTEC can manufacture the proposed product then no such agreement will be implemented.

3.5.

Non-WEBTEC Initiated Changes that Terminate this Agreement. If CNS or a third party originates a change of design, concept, or material, or other proposed modification of the Products that is substantially different (as determined in the sole discretion of CNS) from the attributes of the Products at the time when CNS presents the modification, CNS will give WEBTEC a right of first refusal to manufacture the Products as changed, at prices at least as favorable to CNS as other suppliers’ prices. If WEBTEC cannot, or does not, accept the right of first refusal within a reasonable time period not to exceed one (1) month from when CNS first gives notice of the right of first refusal, CNS may find an alternative manufacturer of the Product(s) as changed and will give WEBTEC twelve (12) months’ notice of termination of its manufacture of the Product(s) as previously configured. In addition to the twelve (12) months notice CNS will also pay to WEBTEC four (4) months of profit margin for every year left on the contract. The profit margin will be based on the average profit margin of the first year of this contract. For example, if at the end of the first year CNS implements this option; CNS will give WEBTEC the twelve (12) months notice per the aforementioned duration and will pay the average profit margin from year one of the contract for twelve (12) additional months. If this clause is executed after year two CNS’s obligation will be for the twelve (12) month notice and pay the average profit margin from year one of this contract for an additional 8 months.

4.	Quality; WEBTEC Inspections.

After a date to be agreed by the parties, but no later than six months after the Effective Date, WEBTEC will conduct sample inspections in and after the production process and will send to CNS prior to the shipment arriving a copy of the certificate of conformance to ensure that the Products shipped to CNS comply with the agreed specifications, with the goal of ultimately eliminating the need for CNS’s incoming inspections. In the event that CNS identifies Product that is not within specifications, WEBTEC will upon notice replace or refund the purchase price of any Product that is shown not to conform to specifications. In addition, WEBTEC will incur the cost of return freight and is responsible for the disposal of goods in a safe manner. WEBTEC will pay reasonable costs for such disposal.

5.	CNS Duty to Inspect; Returns.

5.1

Inspections. CNS will direct its distribution center to promptly inspect, on a selective or sample basis, any shipment of finished Product received from WEBTEC, but not necessarily all shipments, and to notify WEBTEC promptly in writing of any defects. The notice must specify the defects in detail.

5.2

Acceptance and Returns. Any goods not rejected within thirty (30) days of delivery are deemed accepted, but CNS may inspect and return Products under warranty for credit at any time up to twenty-four (24) months after CNS receives them from WEBTEC or at any time upon their return from distribution channels or consumers for reasons of defects.

6.	Liability.

6.1

WEBTEC shall be liable to CNS for any and all claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation, attorney’s fees, costs and disbursements), collectively “Adverse Consequences,” arising from any injury or alleged injury to any person or business for property damage, personal injury or incidental, special or consequential damages made against CNS or WEBTEC for liability arising from or caused by the use of Products as a result of negligence by WEBTEC in the production, handling or distribution of Products prior to receipt by CNS or its customers. However, WEBTEC shall not be liable to CNS under the proceeding sentence unless CNS shall have tendered to WEBTEC the defense of any claim, cause of action, suit or proceeding encompassed within the preceding sentence, promptly upon CNS’s awareness of the same; and in no event shall WEBTEC be liable under the preceding sentence for Adverse Consequences attributable to defective design or flaw in the specifications of Products.

6.2

Insurance. Webtec shall at all times maintain insurance to cover the liability provided in this Section 6.2, in the amount of at least one million dollars per event and three million dollars in the aggregate for any series of related events, and shall supply to CNS on an annual basis a copy of their certificate of insurance.

7.	Pricing/Quantity.

7.1

Price Sheets. WEBTEC is obligated to the pricing per Exhibit A and CNS agrees its purchases of Products will be at the prices supplied on the price sheet provided by WEBTEC, attached as Exhibit A, for the duration of the Agreement. The parties may agree to add additional items to the price list. Prior to addition to the price list, both parties must agree on the pricing for new items. The new price sheet shall become effective only when representatives from CNS and WEBTEC sign and date the new price sheet.

7.2

Production and Volume. CNS will strive to smooth production such that downtime will be minimized at WEBTEC and to the best of CNS’s ability production will occur in every month subject to market and competitive conditions. The quantities to be purchased from WEBTEC by CNS will be reviewed annually and will be based on market conditions.

8.	Cost Reductions.

8.1

Committed Initial and Annual Reductions. WEBTEC commits to regular reduction of its prices to CNS. At a minimum, WEBTEC has agreed to reduce the prices [ * * * ] upon completion of the transition of CNS’s business from another of CNS’s suppliers to WEBTEC as described under XIV, and thereafter an additional [ * * * ] per year, effective on anniversaries of the Effective Date. The parties recognize that half [ * * * ] of this agreed reduction for the transition has already occurred. The remaining reduction will occur when the transition is completed but no later than October 1, 2005.

8.2

Increases for Inflation. However, in the unlikely event that inflation-driven cost increases by WEBTEC’s suppliers, after reasonable resistance by WEBTEC, unavoidably increase WEBTEC’s costs, WEBTEC has the right to renegotiate the price, in an amount never to exceed demonstrable increases in its overall cost due to such increases from suppliers, and always subject to reduction or offset according to the provisions on cost reduction in Section 8.3 and elsewhere in this Agreement.

8.3

Continuing Cost Reductions. In addition to the above-referenced price reductions, WEBTEC agrees to aggressively continue its efforts to reduce its costs by for example improving efficiencies, automating equipment, and controlling the cost of raw materials etc. CNS agrees to assist WEBTEC in areas of cost reductions that are external to WEBTEC, including but not limited to printing, packaging, corrugate and alternative material. CNS will assist at its sole expense in evaluating these potential areas by participating in creation and evaluation of cost-saving ideas through membership on a team of individuals from the respective companies. It is expected that the cost reduction efforts will yield, available to CNS [ * * * ], beginning on the first anniversary of the Effective Date and [ * * * ] on the second, third, and fourth anniversaries. The operation team, consisting of [ * * * ], will review the actual savings on an annual basis. In the event that the actual targeted cost reductions are not met WEBTEC will not be responsible to pass on the targeted reductions for that year. If actual savings achieved exceed the targeted savings then WEBTEC retains any amount in excess of the targeted savings. Any reductions in materials costs (other than changes in formulation or specification provided for above) will be [ * * * ] on a quarterly basis by further reductions of prices to CNS, based on the above-mentioned quarterly reports, and any initial costs required for implementation of those efficiencies (including but not limited to consumer “HUT” testing) will also be [ * * * ].

9.	Termination for Cause.

Upon default by either party in the performance of any material obligation in this Agreement, either party may give notice in writing by certified mail, to the other party and the defaulting party shall have thirty (30) days from the date the notice is received to cure the default. In the event the default is not cured within this thirty (30) day time period, the non-defaulting party may terminate this Agreement by providing notice of termination, which shall take effect no earlier than ten (10) days from the date of such notice. Termination under provisions of this Section 9 shall not relieve either party of an obligation existing upon the date of termination or relieve either party from liability for breach of this Agreement subject to the terms of this Agreement.

10.	Forecast/Planning.

10.1

Annual Forecast. CNS will provide to WEBTEC an annual forecast to be used by WEBTEC to assist in capacity planning. This annual forecast is not a binding forecast and WEBTEC will not hold CNS to this forecast.

10.2

Three-Month Forecast; Termination Coverage. CNS will also provide to WEBTEC production requirements for a 3-month time period on a monthly basis. WEBTEC will use this production requirement to plan production and to plan their material requirements. In the event CNS cancels any orders, CNS will be responsible for reimbursing WEBTEC for the cost of material in WEBTEC’s inventory or material that has been placed on order for production requirements that fall within the 3-month timeframe so long as WEBTEC has not begun production with respect to such materials. In the event that WEBTEC has begun production on any order that is canceled by CNS that falls within the 3-month requirements, CNS will be responsible for purchasing such strips at the prices indicated on Exhibit A. CNS will not be responsible for material purchases or production that exceeds production requirements for the 3-month timeframe, unless members of the CNS operations group authorized such material purchases in writing. CNS will only be liable for reimbursing WEBTEC for its material and labor costs as provided above but will in no event be liable for any consequential, incidental or other damages for cancellation. CNS will provide, on an ongoing basis, purchase orders for production requirements for the aforementioned three-month period. These purchase orders are to be used by WEBTEC as a finite scheduling format to plan production and material needs to meet the required dates as mutually agreed to as outlined in Section 15.

10.3

Capacity Information. WEBTEC will provide CNS’s planning department with detailed information concerning WEBTEC’s manufacturing capacity for its converting machines for each strip type and for each cartoning machine for each strip configuration. Each month, WEBTEC will supply to CNS’s planning department a summary of actual production. WEBTEC will mark any written information concerning capacities and production, which it intends to keep confidential as “CONFIDENTIAL.” CNS will maintain the confidentiality except as disclosure is required by law, process of law or to fulfill this Agreement.

11.	Forecast Planning Assumed by WEBTEC.

Before the second anniversary of the Effective Date, the forecasting of ongoing work load and production levels will be transferred for efficiency from CNS to WEBTEC. CNS will make its relevant market information available to WEBTEC, and WEBTEC will plan accordingly its own levels of materials and labor supply and output of Product.

12.	Use of Name and Trademarks; Confidentiality.

12.1

Neither party will make any use whatsoever of the other party’s name without its written permission. The decision to grant such permission is within the sole discretion of the non-requesting party. Neither party will use or reproduce any of the other party’s trademark or logos in any manner without prior written approval. To request this approval, the requesting party must forward to the other party a complete and accurate specimen copy of the proposed use. Each party agrees that, upon receiving such a request, it will reply to the requesting party within ten (10) business days of receipt of such proposed use. Any permitted use extends only to specifically authorized materials.

12.2

WEBTEC agrees to keep prices, forecast volumes, marketing plans, materials, quantity of purchases and other material information related to this Agreement confidential during the Term of this Agreement and for a period of three (3) years thereafter.

13.	Events of Excused Performance.

Neither WEBTEC or CNS shall be considered in default or be liable to the other for any delay beyond the reasonable control of such party, including, but not limited to, acts of God, explosion, earthquake, fire, flood, war whether declared or not, accident, strikes, labor disturbances, inability to procure from a third party supplier, sabotage, or order or decrees of any court or action of a government authority. If such a delay continues for a period of more than ten (10) consecutive days, CNS is relieved of its obligation to purchase from WEBTEC for the period of WEBTEC’s inability to supply and such longer period as may be reasonably necessary to secure a supply of similar products from a third party. WEBTEC agrees to use reasonable efforts to help CNS identify such a supplier.

14.	Recovery Plan.

WEBTEC will create and maintain a catastrophic recovery plan for resumption or continuation of full performance and supply under this Agreement if a disastrous event occurs that interrupts or for some period prevents WEBTEC’s performance and supply under this Agreement. WEBTEC shall present the plan promptly to CNS for approval. WEBTEC will be obligated to keep the catastrophic recovery plan up to date based on changes at WEBTEC, this includes but not limited to, equipment changes, location changes or process changes. In addition, WEBTEC will provide to CNS on each anniversary date of this agreement an up to date copy of the plan and will review said plan at that time. in an attempt to minimize as much as possible the interruption in supply of Products as a result of such an event.

15.	Delivery; Safety Stock.

15.1

Delivery; Purchase Orders. CNS will provide to WEBTEC Purchase Orders for production requirements as outlined in Section 12. WEBTEC shall, within forty-eight (48) business hours, acknowledge the purchase orders for pricing, quantity and delivery. Upon acceptance of CNS’ purchase order, WEBTEC will deliver Products as acknowledged as to pricing, quantity and delivery. Pricing is as provided in Section 7. The purchase order date will reflect the month in which production requirements are needed. Individual dates will be mutually agreed upon by item/purchase order on a routine basis based on market fluctuations and resulting orders by CNS. WEBTEC’s failure to meet a mutually agreed upon date will be considered a material breach of this Agreement. WEBTEC will be responsible to CNS for any additional costs incurred by CNS as a result of WEBTEC’s late delivery. These costs may include but are not limited to expedited costs either from WEBTEC or to CNS’ customers, late charges assessed by CNS’ customers, and overtime costs. No terms or conditions on any purchase orders or acknowledgements or similar sales documents shall be effective to add terms to or vary the terms of this agreement.

15.2

Safety Stock. To avoid any delay from production problems or unexpected volume requirements, WEBTEC will maintain on hand at all times a “safety stock” (raw material components) equivalent to three weeks of production under this Agreement. The parties will meet on a quarterly basis to adjust the level of required safety stock based on actual orders by CNS since the previous meeting for this purpose.

16.	Account Representation; Transition of Business from Another Supplier to WEBTEC.

WEBTEC agrees during the term of this Agreement to designate an individual as an Account Representative to represent WEBTEC and be a primary contact person to CNS. The Account Representative’s responsibilities may include, but are not limited to, development of new business opportunities, production requirement submissions, material lead-time planning, delivery issues, quality issues, and quantity issues. In connection with the transition of part of CNS’s production requirements from another manufacturer to WEBTEC, the parties have agreed in Exhibit B to further details of planning and cooperation, beginning before the Effective Date, hereby formalized on the Effective Date, and in effect throughout the period described in Exhibit B. Provisions of Exhibit B supersede and control any conflicting provisions elsewhere in this Agreement, except such provisions as may be added by amendment after the Effective Date.

17.	Financial Health.

WEBTEC will make periodic proposals for and will standardize in a measurable way its ongoing efforts to control its costs and revenues so as to achieve and maintain financial health and stability, to the end of providing a reliable source of products for CNS. WEBTEC’s first steps toward such standardization will be a presentation of summary financial information, establishment of reasonable financial goals and progress toward achievement of those goals, and WEBTEC will make additional proposals of substantive nature semi-annually, supplying reports to CNS at the same interval summarizing WEBTEC’s financial stability and efforts to improve or stabilize its financial position. CNS will have the right from time to time, on reasonable notice, to review the financial aspects of WEBTEC’s business related to production of the Breathe Right® nasal strip.

18.	Business Continuity, Company Stability.

18.1

Notice of Interruption. WEBTEC must notify CNS promptly upon receiving knowledge of the likelihood of occurrence (or if not previously recognized, the actual occurrence) of any event that would normally be expected to have a significant negative impact on WEBTEC as an ongoing entity or on its ability to perform the Contract, whether or not such occurrence is a disaster under provisions of Section 14 above.

18.2

Continuity Planning for WEBTEC’s Business. Before July 31 (the “Confirmation Date”), WEBTEC will provide CNS with a plan for continuing the operation of the business of WEBTEC and full performance under this Agreement despite any unavailability, incapacity, death, or removal of one or more of the Principals of WEBTEC (defined as the owners of WEBTEC on the Effective Date), including also without limitation the sale or transfer of all or a part of the interest in WEBTEC, whether assets, shares, or otherwise, on the part of any such Principal(s) or WEBTEC itself, whether through voluntary or involuntary action. To the extent that WEBTEC is owned by another entity rather than individuals, the foregoing provision concerning Principals refers to owners of such entity on the Effective Date. Before the Confirmation Date WEBTEC will supply to CNS agreements and other required documentation (such as but not limited to information on corporate structures and ownership) to guarantee performance of the foregoing provisions of this Section 18.2 and to provide to CNS a right of first refusal to acquire the shares of any Principal that are to be sold or transferred as described above, such right to apply to acquisition by CNS on terms at least as favorable as those on which transfer is proposed in a bona fide transaction. In the event of transfer, or a conversion from joint tenancy to other ownership, following death of a Principal, the right of first refusal will be at an appraised value. Failure to supply the required information and documentation under this Section is a material breach of this agreement.

18.3

In the event of a proposed change in ownership of WEBTEC or CNS, the affected company will give the other at least nine (9) months’ notice (or as long a notice period as possible, if the acquired company itself has less notice than nine (9) months or if, in the case of CNS, legal advisors indicate a shorter period is required by the securities laws and regulations), and WEBTEC hereby guarantees that any new owner(s) will observe and perform the Agreement. In addition to the documentation required by Section 18.2 above, in the event of such a proposed change in ownership WEBTEC will upon request provide adequate personal assurances of the current shareholders that any such new owners will so observe and perform this Agreement. If during the term of the Agreement CNS is acquired by another party, CNS will either continue to perform its obligations under this Agreement or give WEBTEC twelve (12) months’ notice of termination hereof. CNS may terminate during such period, however, for breach by WEBTEC. Because CNS is publicly held, a “change of ownership” of CNS under provisions of this Section means acquisition by one party of more than fifty percent (50%) of CNS’s common stock.

19.	New Equipment.

If WEBTEC finds from time to time that a significant investment in new equipment is required or advisable for continued or more efficient performance of this Agreement, WEBTEC may discuss the matter with CNS on a case-by-case basis to ascertain whether CNS in its sole discretion considers that a sharing of the cost would be appropriate. In the event major equipment changes are determined to be appropriate by both companies that require WEBTEC to outlay substantial capital, then CNS and WEBTEC will agree on how to deal with the costs in a separate document to be completed prior to the purchase of equipment. Generally, however, the cost of manufacturing will be borne by WEBTEC.

20.	Notice.

To be effective, any notice permitted or required under the terms of this Agreement must be in writing, addressed to the party to be notified at the address shown in this Section 20, and hand delivered, delivered by United States mail, or delivered by nationally recognized commercial courier service such as but not limited to FedEx or UPS. Their parties may update their respective addresses below from time to time by notice pursuant to this Section 20, specifying in each case a bona fide new address for purposes of notice hereunder. Notices are effective upon receipt by the party that is to be notified, except that notices of changes of address are effective five (5) days after receipt.

Addresses for notices are:

If to WEBTEC: WEBTEC Converting, LLC 5900 Middle View Way Knoxville TN 37909 Attention: Richard Perry Facsimile: 865-584-8216	If to CNS: CNS, Inc. 7615 Smetana Lane Eden Prairie MN 55344 Attention: Purchasing Manager Facsimile: (952) 229-1700

21.	No assignment or delegation.

Neither this Agreement nor any of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed or otherwise, to any third party without the prior written consent of the other party not to be unreasonably withheld; provided, however, that CNS may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the sale or disposition by merger or consolidation of all or substantially all of its assets related to the sale of nasal dilators.

22.	Entire Agreement.

This Agreement constitutes the entire agreement between parties. All other previous and contemporaneous agreements, proposals, negotiations, and understandings are void and superseded by this Agreement. No other agreement not expressed in this Agreement shall have any force or effect, and no modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by each of the parties to this Agreement.

23.	Governing Law/Arbitration.

This Agreement shall be governed by Minnesota law. Any controversy or claim arising out of or relating to this Agreement, its formation or the breach thereof shall be settled by arbitration before a single arbitrator in Minneapolis, Minnesota. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Marti Morfitt President and CEO, CNS Inc	Randel B. Holmes President and CEO, WEBTEC Converting LLC

Larry Muma VP Operations, CNS Inc	Richard H. Perry, CPA Chief Financial Officer, WEBTEC Converting LLC

Erik P. Switzer Purchasing Manager, CNS Inc

Exhibit A
To
WEBTEC Supply Agreement

	Guaranteed Price Reduction	Continuing Cost Reduction Section 8.3	Raw Materials Savings

Year 1	[ * * * ]	[ * * * ]	[ * * * ]

Year 2	[ * * * ]	[ * * * ]	[ * * * ]

Year 3	[ * * * ]	[ * * * ]	[ * * * ]

Year 4	[ * * * ]	[ * * * ]	[ * * * ]

Year 5	[ * * * ]	[ * * * ]	[ * * * ]

Exhibit B
To
WEBTEC Supply Agreement

With respect to the transition of a major portion of manufacture of the Products from another supplier to WEBTEC, the parties have agreed as follows, with respect to their relationship and the agreement of which this Exhibit is a part (the “Agreement”):

1.	Project Managers. Recognizing that approximately half of CNS’s requirements of nasal strips are currently supplied by a third-party company and that WEBTEC is to assume full responsibility for that company’s volume after a transition period of approximately one year, the Parties hereby appoint specific employees to be managers of the project of transition of manufacturing from the third party to WEBTEC.

A.	The employees appointed to manage the transition project (the “Managers”) are [ * * * ] for WEBTEC and [ * * * ] for CNS, who shall cooperate on behalf of their respective employers in order to manage the transition efficiently. At the end of the transition [ * * * ] and [ * * * ] will be responsible for managing projects as agreed to between the companies.

B.	The parties declare that the Managers bear delegated authority to make the necessary business decisions to carry the transition through to completion.

C.	WEBTEC will retain [ * * * ] in its employ as a Manager through the second year of the initial five-year term of the Agreement. During the period of transition WEBTEC will assign [ * * * ] primarily to the task of transition of the manufacturing, assigning other work from her position to others temporarily or from time to time as needed. During the remaining term of this Agreement during which she is employed by WEBTEC, [ * * * ] shall be assigned primarily to the CNS-WEBTEC relationship, with similar assignment of other work as needed.

2.	Steering Committee. WEBTEC and CNS have by joint consent established a joint committee (the “Steering Committee”) consisting of two (2) members from WEBTEC and one (1) from CNS, as well as a third party individual, to enhance coordination and communication between the Parties with respect to the administration of the Agreement and achievement of agreed objectives. The following will apply to the Steering Committee:

A.	Third Party Individual. The third party individual member of the Steering Committee will be Libby Trader, and the cost of her services will be split evenly between WEBTEC and CNS, with each paying invoices promptly upon arrival.

B.	Replacement. If [ * * * ] resigns or is recognized by the Parties as being unable to participate meaningfully in the Steering Committee, the Parties jointly will promptly select another third party to take her place in the Steering Committee or will decide that she is not to be replaced.

C.	Meetings and Actions. The Steering Committee will meet at least quarterly, but more often if reasonably requested by a member from each Party. Meetings may be in person or by pre-arranged phone or web conference. The Parties shall work out reasonable agendas and procedures by joint agreement, and decisions of the Steering Committee will be made by consensus whenever possible. When a decision is subjected to a vote, the decision will be effective if passed by a majority of each Party’s delegates to the Steering Committee. In the event of an ongoing deadlock on a subject reasonably considered by a majority of at least one Party’s members on the Steering Committee to be a vital issue, the Parties will refer the matter to their respective vice presidents in charge of the Agreement for discussion and settlement.

D.	Tasks and Authorities. The responsibility of the Steering Committee is to confer on opportunities and solve problems that arise from time to time during the process of transitioning manufacture from the third-party manufacturer to WEBTEC. The Steering Committee’s assigned tasks are to examine, refine, detail, and supplement the long-term goals as specified in this Exhibit B and as indicated by agreement of the Parties from time to time to plan for achievement of the goals, monitor progress toward that achievement, and ensure ongoing compliance with applicable regulations and with the Agreement.

E.	Objectives. Initial objectives for the Steering Committee are the following, and others will be added from time to time by the parties or at the Steering Committee’s own initiative. Initial details for these items that are incorporated into the body of the Agreement may be modified by written agreement of the parties as a result of work of the Steering Committee.

(i)	Cost:	cost containment, automation, and manufacturing efficiencies.

(ii)	Quality:	specification compliance, incoming inspection performance, and consumer complaints.

(iii)	Service:	case fill, capacity (meeting the finite schedule), raw material handling and accounting, and invoice accuracy.

(iv)	Audit:	examination and oversight of WEBTEC’s financial health and stability as provided in Sections 17 and 18 of the Agreement. This subject is to be an agenda item addressed by the Steering Committee at least quarterly. CNS reserves the right to audit WEBTEC annually.

3.	Key Personnel; Succession. The employees of WEBTEC listed below are considered vital to the ongoing relationship of the Parties and continuation of the Agreement, and WEBTEC must notify CNS promptly when it becomes known to WEBTEC that any such person is likely to leave the company.

[ * * * ]

In the case of top-level managers listed above, WEBTEC will notify CNS immediately when WEBTEC considers it definite or likely that their duties are to change or that the individuals are to be replaced, and WEBTEC will provide to CNS a plan no later than ten (10) days before the expected change (or before their replacement, should they be replaced) a complete and reasonably acceptable plan of succession to be implemented in the event of their ceasing to act as executives for WEBTEC for any reason whatsoever. WEBTEC must submit such a plan to CNS also for any successor of a top-level manager, at or before the time of hiring that successor.

Agreed by the parties (initialed)

WEBTEC____________	CNS___________________